Exhibit 99.1
BRISTOW GROUP INC. ANNOUNCES
EXTENSION OF SHELL CONTRACT IN NIGERIA
HOUSTON — (BUSINESS WIRE) — May 15, 2006 — Bristow Group Inc. (NYSE:BRS) today announced that the Company has extended its contract with Shell Nigeria Exploration and Production Company Limited (Shell Nigeria) for an additional twenty-four months to March 31, 2008. Under this contract, the Company will provide and operate two AS332 Super Puma helicopters and two Sikorsky S76 helicopters. Contract revenues that could be generated over this twenty-four month period total an estimated $53 million. The contract is not cancelable by Shell Nigeria during the first 12 months and, in the second 12 months, Shell Nigeria may cancel the contract only after giving 180 days notice to the Company.
Statements regarding the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future, including statements regarding potential future revenues generated under the contract described previously, are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company’s SEC filings, including but not limited to the Company’s annual report on From 10-K for the year ended March 31, 2005, and the Company’s reports on Form 10-Q for the quarters ended June 30, 2005, September 30, 2005 and December 31, 2005, which are available free of charge on the SEC’s website at www.sec.gov. The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
Bristow Group Inc. is a major provider of helicopter services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the U.S. Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Russia, Egypt and the Far East. Additionally, the Company is a leading provider of production management services for oil and gas production facilities in the U.S. Gulf of Mexico. The Company’s Common Stock trades on the New York Stock Exchange under the symbol BRS.
Investor Relations Contact:
Joe Baj
Phone: (713) 267-7605
joe.baj@bristowgroup.com